SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2002

CARAUSTAR INDUSTRIES, INC.

(Exact Name of Registrant as Specified in its Charter)

North Carolina	0-20646	58-1388387

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3100 Joe Jerkins Boulevard
Austell, Georgia 30106-3227

(Address of Principal Executive Offices)
(Zip Code)

(770) 948-3101

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or address, if changed from last report)

SIGNATURES
Index to Financial Statements and Exhibits
Asset Purchase Agreement dated July 22, 2002

Item 2.  Acquisition or Disposition of Assets.

     On September 30, 2002, the Company acquired substantially all the assets of the Industrial Packaging Group (the “Acquisition”) of Jefferson Smurfit Corporation (U.S.) (“Jefferson Smurfit”), a wholly owned subsidiary of Smurfit-Stone Container Corporation (“Smurfit-Stone”), pursuant to an Asset Purchase Agreement dated July 22, 2002 by and between the Company and Jefferson Smurfit, as amended by a First Amendment to Asset Purchase Agreement dated as of September 9, 2002. The Industrial Packaging Group of Jefferson Smurfit consisted of seventeen paper tube plants, three uncoated recycled paper board mills and three partition manufacturing plants and was substantially all of Smurfit-Stone’s assets used in the production of uncoated recycled boxboard, paper tubes and cores and partitions. The purchase price for the Acquisition was approximately $79.8 million. In addition, the Company assumed approximately $1.7 million of indebtedness outstanding under certain industrial revenue bonds. The Company did not purchase any trade accounts receivable as part of the Acquisition, and thus expects to contribute working capital of approximately $10.2 million after closing the Acquisition.

     Of the total purchase price, approximately $10.8 million was funded through a master equipment lease facility arranged by Banc of America Leasing & Capital, LLC, approximately $38.0 million was funded by borrowings under the Company’s revolving credit facility from a syndicate of banks for whom Bank of America, N.A. is acting as agent and the balance was funded from the Company’s internally generated cash. The total consideration payable in the Acquisition was determined through arm’s length negotiations between representatives of the Company and Jefferson Smurfit.

     As a condition to the Acquisition, the Company required that Smurfit-Stone and its affiliates enter into supply agreements pursuant to which they will purchase from the Company all their requirements for uncoated recycled boxboard and tubes and cores that were being supplied to them by the facilities purchased in the Acquisition and pursuant to which the Company has a right of first refusal with respect to any additional requirements that may arise in the future. Each of the supply agreements has an initial term of seven years, which is extended for one additional year every year beginning on the fifth anniversary of the date of each such agreement, absent notice from either party of its election not to extend the term. Each of these agreements sets as the initial purchase price for the products Jefferson Smurfit’s internal transfer prices as of the end of June 2002 and provides for price increases to account for changes in the published market price of uncoated recycled paperboard.

     As a condition to the Acquisition, Jefferson Smurfit required the Company to enter into a supply agreement pursuant to which the Company will purchase from Jefferson Smurfit all of the requirements of the purchased facilities for trim rolls. This agreement also has a term of seven years, which can be extended on the same terms described above. The initial prices for the trim rolls are Jefferson Smurfit’s internal transfer prices as of the end of June 2002, subject to monthly adjustment to account for changes in the published market price of associated linerboard and corrugated medium.

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     The Company generally intends to use the plants purchased in the Acquisition in the same manner and in the same lines of business in which Jefferson Smurfit used the assets. To achieve efficiencies and cost savings, the Company may close certain of the plants acquired from Jefferson Smurfit and consolidate the operations of those plants with operations of other plants owned by the Company.

Item 7.   Financial Statements and Exhibits.

          (a)     Financial Statements.

               The financial statements and pro forma financial information required to be filed by Item 7 of Form 8-K in connection with the Acquisition are not currently available. The Company anticipates that such financial statements and pro forma financial information will be filed on or about December 13, 2002.

          (b)     Exhibits.

               Exhibit 2 – Asset Purchase Agreement dated July 22, 2002 by and between Caraustar Industries, Inc. and Jefferson Smurfit Corporation (U.S.), as amended by a First Amendment to Asset Purchase Agreement dated as of September 9, 2002.

               The Company agrees to furnish supplementally to the Commission, upon request, any Schedule or Exhibit to this Exhibit 2 omitted from the copy attached hereto.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2002

CARAUSTAR INDUSTRIES, INC.

	By:	/s/ Thomas V. Brown Thomas V. Brown President and Chief Executive Officer

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Index to Financial Statements and Exhibits

     Documents filed under Item 7

     (b)  Exhibit 2 – Asset Purchase Agreement dated July 22, 2002 by and between Caraustar Industries, Inc. and Jefferson Smurfit Corporation (U.S.), as amended by a First Amendment to Asset Purchase Agreement dated as of September 9, 2002.